EXHIBIT 99.2

HEAT BIOLOGICS, INC. ANNOUNCES CLOSING OF $7,000,000 PUBLIC OFFERING

Durham, NC – January 21, 2020 – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a clinical-stage biopharmaceutical company specializing in the development of therapeutics designed to activate patients’ immune systems against cancer, today announced the closing of its previously announced underwritten public offering consisting of 20,000,000 shares of Common Stock together with Warrants to purchase 10,000,000 shares of Common Stock at a combined price to the public of $0.35. The gross proceeds to the Company from this offering are approximately $7,000,000, before deducting underwriting discounts, commissions and other offering expenses. The Warrants have an exercise price of $0.385, are exercisable upon issuance and expire 14 months from the date of issuance. Heat Biologics, Inc. has granted the underwriters a 45-day option to purchase up to 3,000,000 additional shares of Common Stock and/or additional Warrants to purchase up to 1,500,000 shares of Common Stock to cover over-allotments, if any.

A.G.P./Alliance Global Partners is acting as the sole book-running manager for the offering.

Brookline Capital Markets, a division of Arcadia Securities, LLC and Maxim Group LLC are acting as co-managers for the offering.

A registration statement on Form S-1 (File No. 333-234105) relating to these securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on January 16, 2020 and is available on the SEC’s website located at http://www.sec.gov. This offering is being made only by means of a prospectus. Electronic copies of the final prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2060 or email: prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Heat Biologics

Heat Biologics is a clinical-stage biopharmaceutical company developing novel therapeutics designed to activate a patient’s immune system against cancer using CD8+ "Killer" T-cells. Pelican Therapeutics, Inc., a subsidiary of Heat, is focused on the development of co-stimulatory monoclonal antibody and fusion protein-based therapies designed to activate the immune system.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectation, and assumptions. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including market conditions and the other factors described in Heat’s filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com